Exhibit 99.2

FORM OF STOCK OPTION GRANT

S&W SEED COMPANY
GRANT NOTICE FOR 2019 EQUITY INCENTIVE PLAN
NONSTATUTORY STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, S&W Seed Company, a Nevada corporation (the "Company"), hereby grants to Participant named below the Nonstatutory Stock Option (the "Option") to purchase any part or all of the number of shares of its common stock, par value $0.001 (the "Common Stock"), that are covered by this Option, as specified below, at the Exercise Price per share specified below and upon the terms and subject to the conditions set forth in this Grant Notice (the "Grant Notice"), the S&W Seed Company 2019 Equity Incentive Plan (the "Plan") and the Standard Terms and Conditions (the "Standard Terms and Conditions") promulgated under such Plan, each as amended from time to time. This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions.

Name of Participant:

Date of Grant:

Number of Shares of

Common Stock covered by Option:

Exercise Price Per Share:                     $

Expiration Date:

Vesting Schedule:

This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended. By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan and the Standard Terms and Conditions.

S&W SEED COMPANY By: ______________________________________ Name: Title:	PARTICIPANT SIGNATURE ___________________________________________ ___________________________________________ ___________________________________________ Address

S&W SEED COMPANY
STANDARD TERMS AND CONDITIONS FOR
NONSTATUTORY STOCK OPTIONS

These Standard Terms and Conditions apply to the Options granted pursuant to the S&W Seed Company 2019 Equity Incentive Plan, as amended from time to time (the "Plan"), which are identified as Nonstatutory Stock Options and are evidenced by a Grant Notice or an action of the Board that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

  TERMS OF OPTION

  S&W Seed Company, a Nevada corporation (the "Company"), has granted to the Participant named in the Grant Notice provided to said Participant herewith (the "Grant Notice") a Nonstatutory Stock Option (the "Option") to purchase up to the number of shares of the Company's common stock (the "Common Stock"), set forth in the Grant Notice. The exercise price per share and the other terms and subject to the conditions of the Option are set forth in the Grant Notice, these Standard Terms and Conditions (as amended from time to time), and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

  NONSTATUTORY STOCK OPTION

  The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and will be interpreted accordingly.

  EXERCISE OF OPTION

  The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice, provided that (except as set forth in Section 4.A below) the Participant remains employed with the Company and does not experience a termination of Continuous Service. The vesting period and/or exercisability of an Option may be adjusted by the Board to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis.

  To exercise the Option (or any part thereof), the Participant shall deliver to the Company a "Notice of Exercise" in a form specified by the Board, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant's shares of Common Stock should be registered (in the Participant's name only or in the Participant's and the Participant's spouse's names as community property or as joint tenants with right of survivorship).

  The exercise price (the "Exercise Price") of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in Common Stock, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, the delivery of previously owned Common Stock, withholding of shares of Common Stock deliverable upon exercise of the Option, or in such other manners as may be permitted by the Board.

  Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate any federal, state or other applicable laws.

  EXPIRATION OF OPTION

  The Option shall expire and cease to be exercisable as of the earlier of (a) the Expiration Date set forth in the Grant Notice or (b) the date specified below in connection with the Participant's termination of Continuous Service:

    Subject to the terms of any then-in effect employment agreement between the Company and the Participant, if the Participant's termination of Continuous Service is by reason of death, Disability or Retirement (as defined below), the Participant (or the Participant's estate, beneficiary or legal representative) may exercise the Option (regardless of whether then vested or exercisable) until the date that is twelve months following the date of such termination of Continuous Service. To the extent an employment agreement varies this provision, the provision in the employment agreement shall prevail.

    Subject to the terms of any then-in effect employment agreement, if the Participant's termination of Continuous Service is for any reason other than death, Disability, Retirement or Cause, the Participant may exercise any portion of the Option that is vested and exercisable at the time of such termination of Continuous Service until the date that is three months following the date of such termination of Continuous Service. Any portion of the Option that is not vested and exercisable at the time of such termination of Continuous Service (after taking into account any accelerated vesting under Section 10 of the Plan, if applicable) shall be forfeited and canceled as of the date of such termination of Continuous Service. To the extent an employment agreement varies this provision, the provision in the employment agreement shall prevail.

    Subject to the terms of any then-in effect employment agreement, if the Participant's termination of Continuous Service is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the date of such termination of Continuous Service. To the extent an employment agreement varies this provision, the provision in the employment agreement shall prevail.

    For purposes of the Option, "Retirement" means a Participant's voluntary termination of Continuous Service at a time when the sum of (x) the Participant's age plus (y) the Participant's years of service as an employee of the Company or its Affiliates is greater than or equal to 70; provided, however that the Participant has attained at least age 55 and has provided at least 10 years of service as an employee of the Company or its Affiliates.

  RESTRICTIONS ON RESALES OF SHARES ACQUIRED PURSUANT TO OPTION EXERCISE

  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

  INCOME TAXES

  The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Board to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option, withholding may be effected, at the Company's option, by withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including, without limitation, future cash wages).

  NON-TRANSFERABILITY OF OPTION

  Except as permitted by the Board or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant's Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.

  OTHER AGREEMENTS SUPERSEDED

  Subject to the terms of any then-effective employment agreement between the Company and the Participant, the Grant Notice, these Standard Terms and Conditions and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded. The foregoing notwithstanding, if any provision of an employment agreement between the Company and the Participant varies from the terms set forth herein, the terms of the employment agreement shall prevail.

  MISCELLANEOUS

    The rights and obligations of the Company under the Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company's successors and assigns.

    The Participant agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

    The Participant acknowledges and agrees that the Participant has reviewed the Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Option, and fully understands all provisions of the Option.

    These Standard Terms and Conditions will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

    All obligations of the Company under the Plan and these Standard Terms and Conditions will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

NOTICE OF EXERCISE

S&W Seed Company
106 K Street, Suite 300
Sacramento, California 95814

Ladies and Gentlemen:

1. Option. The person named below (the "Purchaser") was granted options (the "Options") to purchase shares of Common Stock (the "Shares") of S&W Seed Company, a Nevada corporation (the "Company") pursuant to the Company's 2019 Equity Incentive Plan (the "Plan"), by Grant Notice (the "Grant Notice") and its appended Standard Terms and Conditions (collectively, the "Stock Option Agreement") attached thereto, as described below.

Purchaser's Name:

Date of Grant:

Number of Options Granted:

Exercise Price Per Share:             $

Type of Option:                           Nonstatutory Stock Option

2. Exercise of Option. I hereby elect to exercise my Options to purchase the following number of Shares, as authorized by the Grant Notice and the Stock Option Agreement dated as of _________, 201__.

Total Shares Purchased: _____________________________

Aggregate Exercise Price (number of options to be exercised times the exercise price of $______):

$ ______________________

3. Method of Payment. I have elected to exercise my Options in the following manner:

☐ Cash (by wire, personal check, bank certified or cashier's check, payable to S&W Seed Company)

☐ Net exercise, pursuant to which the Company is irrevocably authorized to withhold that number of shares sufficient to pay the full exercise price for the shares purchased and any required withholding, delivering only the "net number of shares" based on the closing price of the Company's Common Stock on the last trading day prior to the date of this Notice

☐ Same day exercise and sale, pursuant to which I have made an irrevocable commitment with a broker, under the terms of which the broker will promptly pay to the Company the Aggregate Exercise Price from the sale of the Shares issuable upon exercise of the Options; note: this payment option may not be available through all brokerage firms.

Please attach irrevocable instructions to broker if utilizing same day exercise and sale.

☐ Cancellation of indebtedness owed by the Company to me

☐ __________ shares of the Company's Common Stock, fair market value $____ per share held by me for a period of at least six months

Wire instructions for delivery of payment may be secured by contacting _______________________ or by telephone (___) _______.

4. Tax Withholding.

If you are an S&W employee, the Company is required to withhold an amount sufficient to pay the taxes on your exercise of your Options, unless you are exercising Incentive Stock Options and are holding the Shares for at least six months. If either you or your broker is making a cash payment to the Company, you will be required to include with your purchase price the applicable tax payment or otherwise arrange for delivery of the payment. Please contact Matt Szot if you need assistance regarding tax withholding. Note also that some brokerage firms have a policy requiring the firm to withhold a fixed percentage of withholding regardless of the percentage that would be applicable to a particular option holder. If you are not an S&W employee, you are responsible for the payment of any taxes that accrue as a result of your exercise of your Options.

5. I desire to take title to the Shares as follows:

☐ Individual, as separate property

☐ Husband and wife, as community property

☐ Joint Tenants

☐ Other, please specify: ___________________________

To assign the Shares to a trust, a stock transfer agreement in the form provided by the Company must be completed and executed.

6. Share Delivery Instructions.

☐ Please issue the shares in book entry form at Transfer Online, Inc. in the name of:

________________________________________

☐ Please request Transfer Online, Inc. to DWAC the Shares to my broker

☐ Please arrange for a physical stock certificate to be delivered to me at the following address:

________________________________________

I acknowledge and agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Plan and the Stock Option Exercise Agreement attached hereto as Exhibit A. The Plan and the Stock Option Exercise Agreement are incorporated herein by reference. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan or in the Stock Option Exercise Agreement, as applicable. I acknowledge receipt of a copy of the Plan, and the Stock Option Exercise Agreement, represent that I have carefully read and am familiar with their provisions, and hereby accept the Shares subject to all of their terms and conditions. I acknowledge that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that I should consult a tax adviser prior to such exercise or disposition.

[Remainder of Page Intentionally Left Blank]

This Notice of Exercise and the Stock Option Exercise Agreement shall be effective as of the later date on which this Notice is executed by the Company and the Purchaser.

Very truly yours,

_______________________________________
(Signature)

Print Name:

Dated this ___ day of __________, 20__

Social Security Number: _________________________
if applicable)

Address:

__________________________________________

__________________________________________

Receipt of the above is hereby acknowledged this __ day of __________, 20__.

S&W SEED COMPANY

By: ___________________________________________

Name: ________________________________________

Title: ________________________________________

Attachments:

  Exhibit A Stock Option Exercise Agreement

EXHIBIT A

S&W SEED COMPANY
2019 EQUITY INCENTIVE PLAN
STOCK OPTION EXERCISE AGREEMENT

1. EXERCISE OF OPTION.

1.1 Exercise. Pursuant to exercise of that certain option (the "Option") granted to the Purchaser (the "Purchaser") named on the Notice of Exercise (the "Exercise Notice") to which this Stock Option Exercise Agreement is attached, under the 2019 Equity Incentive Plan (the "Plan"), of S&W Seed Company, a Nevada corporation (the "Company"), and subject to the terms and conditions of the Exercise Notice and this Stock Option Exercise Agreement (the "Exercise Agreement"), the Purchaser hereby purchases from the Company, and the Company hereby sells to the Purchaser, the Total Shares Purchased set forth in the Exercise Notice (the "Shares") of the Company's Common Stock at the Exercise Price per Share set forth in the Exercise Notice (the "Exercise Price"). As used in this Exercise Agreement, the term "Shares" refers to the Shares purchased under the Exercise Notice and this Exercise Agreement and includes all securities received (i) in replacement of the Shares, (ii) as a result of stock dividends or stock splits with respect to the Shares, and (iii) all securities received in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan or the Exercise Notice.

1.2 Payment. The Purchaser hereby delivers payment of the Exercise Price as set forth in the Exercise Notice.

2. DELIVERY.

2.1 Deliveries by Purchaser. The Purchaser hereby delivers to the Company (i) the Exercise Notice and (ii) the Exercise Price and payment or other provision for any applicable tax obligations as specified in the Exercise Notice.

2.2 Deliveries by the Company. Upon its receipt of the Exercise Price, payment or other provision for any applicable tax obligations and all the documents to be executed and delivered by the Purchaser to the Company under Section 2.1 above, the Company will issue a duly executed stock certificate evidencing the Shares in the name of the Purchaser to be delivered to the Purchaser in accordance with the delivery instructions provided by him.

3. RIGHTS AS A STOCKHOLDER. Subject to the terms and conditions of this Exercise Agreement, the Purchaser will have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that Shares are issued to the Purchaser until such time as the Purchaser disposes of the Shares.

4. TAX CONSEQUENCES. THE PURCHASER UNDERSTANDS THAT THE PURCHASER MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF THE PURCHASER'S PURCHASE OR DISPOSITION OF THE SHARES. THE PURCHASER REPRESENTS: (i) THAT THE PURCHASER HAS CONSULTED WITH ANY TAX ADVISER THAT THE PURCHASER DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND (ii) THAT THE PURCHASER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE. THE PURCHASER SHOULD CONSULT HIS OR HER OWN TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

4.1 Exercise of Incentive Stock Option. If the Option qualifies as an Incentive Stock Option ("ISO"), there will be no regular U.S. Federal income tax liability or applicable state income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as a tax preference item for U.S. Federal alternative minimum tax purposes and may subject the Purchaser to the alternative minimum tax in the year of exercise.

4.2 Exercise of Nonstatutory Stock Option. If the Option does not qualify as an ISO, there may be a regular U.S. Federal income tax liability and an applicable state income tax liability upon the exercise of the Option. The Purchaser will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If the Purchaser is or was an employee of the Company, the Company may be required to withhold from the Purchaser's compensation or collect from the Purchaser and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

4.3 Disposition of Shares. The following tax consequences may apply upon disposition of the Shares.

(a) Incentive Stock Options. If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of an ISO and are disposed of more than two (2) years after the Date of Grant as set forth in the Grant Notice, any gain realized on disposition of the Shares will be treated as long term capital gain for U.S. federal and applicable state income tax purposes. If vested Shares purchased under an ISO are disposed of within either of the applicable one (1) or two (2) year holding periods, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates in the year of the disposition) to the extent of the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price.

(b) Nonstatutory Stock Options. If the Shares are held for more than twelve (12) months after the date of purchase of the Shares pursuant to the exercise of a Nonstatutory Stock Option, any gain realized on disposition of the Shares will be treated as long-term capital gain.

(c) Withholding. The Company may be required to withhold from the Purchaser's compensation or collect from the Purchaser and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income.

5. COMPLIANCE WITH LAWS AND REGULATIONS. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and the Purchaser with all applicable state and U.S. Federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company's Common Stock may be listed or quoted at the time of such issuance or transfer.

Without limiting the generality of the foregoing, if the Purchaser is an affiliate of the Company, such Purchaser agrees that all Shares purchased upon exercise of the Option shall be considered "control stock" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended and as such, must either be sold in accordance with Rule 144 as it applies to control securities or sold pursuant to a reoffer prospectus filed with the Securities and Exchange Commission as part of an effective registration statement on Form S-8.

6. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Exercise Agreement. This Exercise Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. This Exercise Agreement will be binding upon the Purchaser and the Purchaser's heirs, executors, administrators, legal representatives, successors and assigns.

7. GOVERNING LAW; SEVERABILITY. This Exercise Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California. If any provision of this Exercise Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

8. NOTICES. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Purchaser shall be in writing and addressed to the Purchaser at the address indicated in the Exercise Notice or to such other address as the Purchaser may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: (i) personal delivery or delivery by electronic mail to an address the sending knows is a valid and active address of the recipient; (ii) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); or (iii) one (1) business day after deposit with any return receipt express courier (prepaid).

9. FURTHER INSTRUMENTS. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of the Exercise Notice and/or this Exercise Agreement.

10. HEADINGS. The captions and headings of this Exercise Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Exercise Agreement. All references herein to Sections will refer to Sections of this Exercise Agreement.

11. ENTIRE AGREEMENT. The Plan, the Grant Notice and its appended Standard Terms and Conditions, the Exercise Notice and this Exercise Agreement, together with all Exhibits thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of the Exercise Notice and this Exercise Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

Dated this __________________, 20__.